                                                           EXHIBITS 5.1 AND 23.3


                        OPINION OF DAVIS POLK & WARDWELL


                                                                          , 1999


Donaldson, Lufkin & Jenrette, Inc.
277 Park Avenue
New York, NY 100172

Ladies and Gentlemen:

      Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation (the "Company"), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act") 15,000,000 shares of its DLJdirect common stock, par value $0.10 per share (the "Securities").

      We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that, when the price at which the Securities to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus which is a part of the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.


      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above, and further consent to the reference to our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement, without admitting that we are experts within the meaning of the Securities Act.


                                             Very truly yours,